UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 14, 2026

Merit Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-18592	87-0447695
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1600 West Merit Parkway
South Jordan, Utah	84095
(Address of principal executive offices)	(Zip Code)

(801) 253-1600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MMSI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 14, 2026, Merit Medical Systems, Inc. (“Merit”) reorganized portions of its global operations function. As a result of such reorganization, the position of Chief Operating Officer was eliminated, and Neil W. Peterson’s title was changed to Senior Advisor. On August 18, 2026, Mr. Peterson provided Merit with written notice of his resignation for good reason as an employee of the Company effective March 5, 2027.

(c) Effective August 31, 2026, Merit appointed Sheri Lewis as Merit’s Executive Vice President of Global Operations. Prior to her appointment with Merit, Ms. Lewis was employed from April 2024 as Chief Supply Chain and Operations Officer of Skin Health Systems. Ms. Lewis was employed as Executive Vice President, Global Supply Chain Operations, of Avantor Sciences from January 2021 until March 2024 and previously served in multiple operations, supply chain and distribution positions with Medtronic and Honeywell Inc. Ms. Lewis holds a Bachelor of Arts degree in Organizational Management from Concordia University, currently serves as a member of the Supply Chain Advisory Board at the University of Wisconsin and previously served as a member of the Supply Chain Advisory Board at the University of Minnesota. Ms. Lewis is 60 years old.

There is no arrangement or understanding between Ms. Lewis and any other person pursuant to which she was appointed as an officer of Merit, and she is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the commencement of her employment, Ms. Lewis entered into an employment agreement with Merit effective as of August 31, 2026 (the “Employment Agreement”). The Employment Agreement provides for a base salary of $600,000 per year, a signing bonus of $400,000, and for Ms. Lewis to participate in Merit’s annual bonus program commencing in the 2026 fiscal year, with a target bonus of 60% of her base salary (pro-rated for the portion of 2026 during which she is employed by Merit) and a maximum of 200% of her base salary. Additionally, Ms. Lewis will participate in Merit’s 2026 Equity Incentive Plan, with eligibility for equity awards to be determined by the Compensation and Talent Committee of Merit’s Board of Directors.

Under the Employment Agreement, if Ms. Lewis’ employment is terminated for any reason, Merit would be obligated to pay her a lump sum cash payment equal to her accrued and unpaid base salary and any accrued vacation pay earned but not yet paid through the date of termination, plus a lump sum cash payment equal to her annual bonus earned for Merit’s last fiscal year ending immediately prior to her date of termination, to the extent not already paid (the “Accrued Obligations”). In addition to such Accrued Obligations, if her employment is terminated by Merit without cause or by Ms. Lewis for good reason, other than in connection with a change of control, Merit is obligated to pay to such her a lump sum equal to the greater of the following: (i) her annual base salary; or (ii) the product of (a) her applicable three-week salary rate multiplied by (b) the number of completed years of service (not to exceed 26 years) with the Company. In addition, Ms. Lewis would be entitled to receive a pro-rata portion of the number of shares of Common Stock that would have been received under performance stock unit award agreements had she remained in continuous service through the end of the applicable performance period.

If her employment is terminated by the Company without cause or by Ms. Lewis for good reason in connection with a change of control, Merit is obligated to pay her, in addition to the Accrued Obligations, a lump sum equal to two times the sum of (i) her annual base salary then in effect, and (ii) the average of her annual bonus for the last three full fiscal years ending prior to the change in control. In addition, Merit would be obligated to provide the total target performance stock unit shares under outstanding performance stock unit agreements, without regard to Merit’s performance or vesting requirements.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 19, 2026, Merit issued a press release entitled “Merit Medical Announces Global Operations Leadership Transition,” a copy of which is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

The information contained in Item 7.01 of this report (including the exhibits attached hereto) is furnished pursuant to General Instruction B.2. of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by Merit under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement, effective as of August 31, 2026, between Merit Medical Systems, Inc. and Sheri L. Lewis
99.1	Press release dated August 19, 2026 and entitled “Merit Medical Announces Global Operations Leadership Transition”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

† Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIT MEDICAL SYSTEMS, INC.

Date: August 20, 2026	By:	/s/ Brian G. Lloyd
Brian G. Lloyd
Chief Legal Officer and Corporate Secretary

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